December 2014 Pricing Sheet dated December 22, 2014 relating to Preliminary Pricing Supplement No. 47 dated December 17, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger Participation Securities Based on the Value of the S&P 500® Index due December 28, 2016
Principal at Risk Securities
PRICING TERMS – DECEMBER 22, 2014
Issuer:		Morgan Stanley
Maturity date:		December 28, 2016
Index:		S&P 500® Index (the “index”)
Aggregate principal amount:		$4,165,000
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + ($10 x index percent increase)
•      If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 10% from the initial index value:
$10
•      If the final index value is less than 90% of the initial index value, meaning the value of the index has declined by more than 10% from the initial index value:
$10 x index performance factor
Under these circumstances, the payment will be less than the stated principal amount of $10 and will represent a loss of more than 10%, and possibly all, of your investment

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,078.54, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		December 22, 2016, subject to adjustment for non-index business days and certain market disruption events
Trigger level:		1,870.686, which is 90% of the initial index value
Index performance factor:		final index value / initial index value
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		December 22, 2014
Original issue date:		December 26, 2014 (4 business days after the pricing date)
CUSIP / ISIN:		61764M372 / US61764M3723
Listing:		The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:		$9.661 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)	$9.75
$0.05(2)
Total	$4,165,000	$104,125	$4,060,875
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each security they sell.  For additional information, see “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Description of the Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.  Please also see “Additional Information About the Securities” at the end of this document.

Preliminary Pricing Supplement No. 47 dated December 17, 2014      Prospectus Supplement dated November 19, 2014
Index Supplement dated November 19, 2014      Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.